Filed Pursuant to Rule 424(b)(3)
Registration Number 333-142451

PROSPECTUS

20,310,813 Shares of Common Stock

This prospectus relates to the resale of up to 20,310,813 shares of our common stock being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our shares of common stock are quoted on The American Stock Exchange under the symbol “CUR” The closing price of our common stock on December 28, 2007, was $3.42.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 2, 2008.

TABLE OF CONTENTS

Prospectus summary	2
Forward looking statements	2
Summary	2
The offering	3
Uncertainties and other risk factors that may affect our future results and financial condition	3
Use of proceeds	9
Selling shareholders	9
Additional selling shareholders	16
Plan of distribution	37
Transfer agent	38
Legal matters	38
Experts	38
Where you can find more information	38
Incorporation of certain information by reference	38

FORWARD LOOKING STATEMENTS

This prospectus, and the documents incorporated into it by reference, contains forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to use and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe are appropriate in the circumstances. You can generally identify forward looking statements through words and phrases such as“believe”, “expect”, “seek”, “estimate”, “anticipate”, “intend”, “plan”, “budget”, “project”, “may likely result”, “may be”, “may continue” and other similar expressions.

When reading any forward-looking statement you should remain mindful that actual results or developments may vary substantially from those expected as expressed in or implied by such statement for a number of reasons or factors, including but not limited to:

•
the success of our research and development activities, the development of a viable commercial production model, and the speed with which regulatory authorizations and product launches may be achieved;

•	whether or not a market for our product develops and, if a market develops, the rate at which it develops;

•	our ability to successfully sell our products if a market develops;

•	our ability to attract and retain qualified personnel to implement our growth strategies;

•	our ability to develop sales, marketing, and distribution capabilities;

•	our ability to obtain reimbursement from third party payers for the products that we sell;

•	the accuracy of our estimates and projections;

•	our ability to fund our short-term and long-term financing needs;

•	changes in our business plan and corporate strategies; and

•	other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors”

Each forward-looking statement should be read in context with and in understanding of the various other disclosures concerning our company and our business made elsewhere in this report as well as our public filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statements contained in this report or any other filing to reflect new events or circumstances unless and to the extent required by applicable law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on April 2, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed with the SEC on May 15, August 14 and November 13 2007, respectively. As used in this prospectus, unless context otherwise requires, the words “we,” “us,”“our,” “the Company” and “Neuralstem” refer to Neuralstem, Inc.

Overview

Neuralstem is focused on the development and commercialization of treatments based on transplanting human neural stem cells.

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our research and development efforts in the area of neural stem cell research. We own or exclusively license four (4) issued patents and twelve (12) patent pending applications in the field of regenerative medicine and related technologies. We believe our technology base, in combination with our know-how, and collaborative projects with major research institutions provides a competitive advantage and will facilitate the successful development and commercialization of products for use in the treatment of a wide array of neurodegenerative conditions and in regenerative repair of acute disease.

This is a young and emerging field. There can be no assurances that our intellectual property portfolio will ultimately produce viable commercialized products and processes. Even if we are able to produce a commercially viable product, there are strong competitors in this field and our product may not be able to successfully compete against them.

All of our research efforts to date are at the level of basic research or in the pre-clinical stage of development. We are focused on leveraging our key assets, including our intellectual property, our scientific team, our facilities and our capital, to accelerate the advancement of our stem cell technologies. In addition, we are pursuing strategic collaborations with members of academia. We are headquartered in Rockville, Maryland.

In addition to our core tissue based technology we have begun developing a Small-Molecule compound. The company has performed preliminary in vitro and in vivo tests on the compound with regard to neurogenesis. Based on the results of these tests we have applied for a U.S. patent on the compound.

Technology

Our technology is the ability to isolate human neural stem cells from most areas of the developing human brain and spinal cord and our technology includes the ability to grow them into physiologically relevant human neurons of all types. Our two issued core patents entitled: (i) Isolation, Propagation, and Directed Differentiation of Stem Cell from Embryonic and Adult Central Nervous System of Mammals; and (ii) In Vitro Generation of Differentiated Neurons from Cultures of Mammalian Multi-potential CNS Stem Cell contain claims which cover the process of deriving the cells and the cells created from such process.

What differentiates our stem cell technology from others is that our patented processes do not require us to “push” the cells towards a certain fate by adding specific growth factors. Our cells actually “become” the type of cell they are fated to be. We believe this process and the resulting cells create a technology platform that allows for the efficient isolation and ability to produce, in commercially reasonable quantities, neural stem cells from the human brain and spinal cord.

Our technology allows for cells to grow in cultured dishes, also known as in vitrogrowth, without mutations or other adverse events that would compromise their usefulness.

Research

We have devoted substantial resources to our research programs in order to isolate and develop a series of neural stem cell banks that we believe can serve as a basis for therapeutic products. Our efforts to date have been directed at methods to identify, isolate and culture large varieties of stem cells of the human nervous system, and to develop therapies utilizing these stem cells. This research is conducted both internally and through the use of third party laboratory consulting companies under our direct supervision.

As of October 25, 2007, we had 5 full-time and 1 part-time employees. Of these employees, two are directly involved in research and development activities and four are engaged in business development and administration. We also use the services of numerous outside consultants in business and scientific matters. We believe that we have good relations with our employees and consultants.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 20,310,813 shares

American Stock Exchange Symbol	CUR

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

UNCERTAINTIES AND OTHER RISK FACTORS THAT
MAY AFFECT OUR FUTURE RESULTS AND FINANCIAL CONDITION

We have described below a number of uncertainties and risks which, in addition to uncertainties and risks presented elsewhere in this Prospectus, may adversely affect our business, operating results and financial condition.  The uncertainties and risks enumerated below as well as those presented elsewhere in this Prospectus should be considered carefully in evaluating our company and our business and the value of our securities.

Risks Relating to the Company's Stage of Development

Since the Company has a limited operating history and has significantly shifted its operations and strategies since inception, you cannot rely upon the Company's limited historical performance to make an investment decision.

Since inception in 1996 and through September 30, 2007, the Company has raised in aggregate, approximately $47,520,224 capital and recorded accumulated losses totaling $ 42,761,828. On September 30, 2007, the Company had a working capital surplus of $4,627,235 and stockholder's equity of $4,758,396. Our net losses for the two most recent fiscal years have been $3,147,488 and $1,651,507for 2006 and 2005 respectively. Our net loss for the nine month period ended September 30, 2007 was $4,169,102. Revenues for the nine months ended September 30, 2007 were $306,057.

The Company's ability to generate revenues and achieve profitability depends upon its ability to complete the development of its stem cell products, obtain the required regulatory approvals, manufacture, and market and sell its products. In part because of the Company’s past operating results, no assurances can be given that the Company will be able to accomplish all or any these goals.

Although the Company has generated some revenue to date, the Company has not generated any revenue from the commercial sale of its proposed stem cell products. Since inception, the Company has engaged in several related lines of business and has discontinued operations in certain areas. For example, in 2002, the Company lost a material contract with the Department of Defense and was forced to close its principal facility and lay off almost all of its employees in an attempt to focus the Company’s strategy on its stem cell technology. This limited and changing history may not be adequate to enable you to fully assess the Company's current ability to develop and commercialize its technologies and proposed products, obtain approval from the U.S. Food and Drug Administration (“FDA”), achieve market acceptance of its proposed products and respond to competition. No assurances can be given as to exactly when, if at all, the Company will be able to fully develop, commercialize market, sell and derive material revenues from its proposed products in development.

The Company will need to raise additional capital to continue operations, and failure to do so will impair the Company's ability to fund operations, develop its technologies or promote its products.

The Company has relied almost entirely on external financing to fund operations. Such financing has historically come primarily from the sale of common and preferred stock and convertible debt to third parties, the exercise of investor warrants and to a lesser degree from grants, loans and revenue from license and royalty fees. The Company anticipates, based on current proposed plans and assumptions relating to its operations (including the timetable of, and costs associated with, new product development)and financings the Company has undertaken prior to the date of this Prospectus, that its current working capital will be sufficient to satisfy contemplated cash requirements for approximately nine months, assuming that the Company does not engage in an extraordinary transaction or otherwise face unexpected events or contingencies, any of which could effect cash requirements. As of September 30, 2007, the Company had cash and cash equivalents on hand of $5,346,176. Presently, the Company has a monthly cash burn rate of approximately $400,000. Accordingly, the Company will need to raise additional capital to fund anticipated operating expenses and future expansion after such period. Among other things, external financing will be required to cover the further development of the Company's technologies and products and other operating costs. The Company cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. If additional financing is not available when required or is not available on acceptable terms, the Company may be unable to fund operations and planned growth, develop or enhance its technologies, take advantage of business opportunities or respond to competitive market pressures. Any negative impact on the Company's operations may make capital raising more difficult and may also resulting a lower price for the Company's securities.

The Company may have difficulty raising needed capital in the future as a result of, among other factors, the Company's limited operating history and business risks associated with the Company.

The Company's business currently generates limited amounts of cash which will not be sufficient to meet its future capital requirements. The Company's management does not know when this will change. The Company has expended and will continue to expend substantial funds in the research, development and clinical and pre-clinical testing of the Company's stem cell technologies and products. The Company will require additional funds to conduct research and development, establish and conduct clinical and pre-clinical trials, commercial-scale manufacturing arrangements and to provide for the marketing and distribution. Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable from any available source, the Company may have to delay, reduce the scope of or eliminate one or more of its research, development or commercialization programs or product launches or marketing efforts which may materially harm the Company's business, financial condition and results of operations.

The Company's long term capital requirements are expected to depend on many factors, including:

•	continued progress and cost of its research and development programs;

•	progress with pre-clinical studies and clinical trials;

•	time and costs involved in obtaining regulatory clearance;

•	costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	costs of developing sales, marketing and distribution channels and its ability to sell the Company's stem cell products;

•	costs involved in establishing manufacturing capabilities for commercial quantities of its products;

•	competing technological and market developments;

•	market acceptance of its stem cell products;

•	costs for recruiting and retaining employees and consultants; and

•	Costs for educating and training physicians about its stem cell products.

The Company may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. The Company may seek to raise any necessary additional funds through the exercising of warrants, options, equity or debt financings, collaborative arrangements with corporate partners or other sources, which may be dilutive to existing stockholders or otherwise have a material effect on the Company's current or future business prospects. If adequate funds are not available, the Company may be required to significantly reduce or refocus its development and commercialization efforts.

The Company relies on stem cell technologies that it may not be able to commercially develop, which will prevent the Company from generating revenues, operating profitably or providing investors any return on their investment.

The Company has concentrated its research on its stem cell technologies, and the Company's ability to generate revenue and operate profitably will depend on it being able to develop these technologies for human applications. These are emerging technologies with, as yet, limited human applications. The Company cannot guarantee that it will be able to develop its stem cell technologies or that such development will result in products or services with any significant commercial utility. The Company anticipates that the commercial sale of such products or services, and royalty/licensing fees related to its technology, will be the Company’s primary sources of revenues. If the Company is unable to develop its technologies, investors will likely lose their entire investment.

Inability to complete pre-clinical and clinical testing and trials will impair the viability of the Company.

The Company is in its development stage and has not yet applied for approval by the FDA to conduct clinical trials. Even if the Company successfully files an IND and receives approval from the FDA to commence trials, the outcome of pre-clinical, clinical and product testing of the Company's products is uncertain, and if the Company is unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, the Company will be unable to commercially produce its proposed products. Before obtaining regulatory approvals for the commercial sale of any potential human products, the Company's products will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. No assurances can be given that the clinical trials of the Company's products, or those of licensees or collaborators, will demonstrate the safety and efficacy of such products at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such products will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm the Company's ability to generate revenues. In addition, the Company's proposed products may not prove to be more effective for treating disease or injury than current therapies. Accordingly, the Company may have to delay or abandon efforts to research, develop or obtain regulatory approval to market its proposed products. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm the Company's ability to generate revenues, operate profitably or produce any return on an investment in the Company.

The Company's additional financing requirements could result in dilution to existing stockholders.

At present, the Company is not able to finance it operations through the sales of its product. Accordingly, the Company will be required to secure additional financing. If the Company is able to obtain such additional financings such financing may be dilutive to current shareholders. The Company has the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The Company is authorized to issue 75,000,000 shares of common stock and 7,000,000 shares of preferred stock. Such securities may be issued without the approval or other consent of the Company's stockholders.

Risks Relating to Intellectual Property and Government Regulation

The Company may not be able to withstand challenges to its intellectual property rights, such as patents, should contests be initiated in court or at the U.S Patent and Trademark Office.

The Company relies on its intellectual property, including its issued and applied for patents, as the foundation of its business. The intellectual property rights of the Company may come under challenge, and no assurances can be given that, even though issued, the Company's current and potential future patents will survive claims commencing in the court system alleging invalidity or infringement on other patents. For example, in 2005, the Company's neural stem cell technology was challenged in the U.S. Patent and Trademark Office by a competitor. Although the Company prevailed in this particular matter upon re-examination by the patent office, these cases are complex, lengthy and expensive, and could potentially be adjudicated adversely to the Company, removing the protection afforded by an issued patent. The viability of the Company's business would suffer if such patent protection were limited or eliminated. Moreover, the costs associated with defending or settling intellectual property claims would likely have a material adverse effect on the Company.

The Company may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.

Considerable research in the area of stem cell therapies is being performed in countries outside of the United States, and a number of the Company's competitors are located in those countries.  The laws protecting intellectual property in some of those countries may not provide protection for the Company's trade secrets and intellectual property adequate to prevent its competitors from misappropriating the Company's trade secrets or intellectual property.  If the Company's trade secrets or intellectual property are misappropriated in those countries, the Company may be without adequate remedies to address the issue.

The Company's products may not receive FDA approval, which would prevent the Company from commercially marketing its products and producing revenues.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. The Company cannot yet accurately predict when it might first submit any Investigational New Drug, or IND, application to the FDA, or whether any such IND application would be granted on a timely basis, if at all, nor can the Company assure you that it will successfully complete any clinical trials in connection with any such IND application. Further, the Company cannot yet accurately predict when it might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all.  As a result, the Company cannot assure you that FDA approvals for any products developed by it will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals could have a material adverse effect on the marketing of the Company's products and its ability to generate product revenue.

Because the Company or its collaborators must obtain regulatory approval to market its products in the United States and other countries, the Company cannot predict whether or when it will be permitted to commercialize its products.

Federal, state and local governments and agencies in the United States (including the FDA) and governments in other countries have significant regulations in place that govern many of the Company's activities.  The Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with its research and development work. The preclinical testing and clinical trials of the products that the Company or its collaborators develop are subject to extensive government regulation that may prevent the Company from creating commercially viable products from its discoveries. In addition, the sale by the Company or its collaborators of any commercially viable product will be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing. If, and to the extent that, the Company is unable to comply with these regulations, its ability to earn revenues will be materially and negatively impacted.

Risks Relating to Competition

The Company's competition includes both public and private organizations and collaborations among academic institutions and large pharmaceutical companies, most of which have significantly greater experience and financial resources than the Company does.

The biotechnology industry is characterized by intense competition. The Company competes against numerous companies, many of which have substantially greater financial and other resources than it has. Several such enterprises have initiated cell therapy research programs and/or efforts to treat the same diseases targeted by the Company. Companies such as Geron Corporation, Genzyme Corporation, StemCells, Inc., Advanced Cell Technology, Inc., Aastrom Biosciences, Inc. and Viacell, Inc., as well as others, have substantially greater resources and experience in the Company's fields than it does, and are well situated to compete with us effectively. Of course, any of the world's largest pharmaceutical companies represent a significant actual or potential competitor with vastly greater resources than the Company's.

Risks Relating to the Company's Reliance on Third Parties

The Company's outsource model depends on collaborators, non-employee consultants, research institutions, and scientific contractors to help it develop and test its proposed products. Our ability to develop such relationships could impair or delay our ability to develop products.

The Company's strategy for the development, clinical testing and commercialization of its proposed products is based on an outsource model. This model requires that the Company enter into collaborations with corporate partners, research institutions, scientific contractors and licensors, licensees and others in order to further develop its technology and develop products. In the event the Company is not able to enter into such relationships in the future, our: ability to develop products may be seriously hindered; or we would be required to expend considerable money and research to bring such research and development functions in house. Either outcome could result in our inability to develop a commercially feasible product or in the need for substantially more working capital to complete the research in-house. Also, we are currently dependent on collaborators for a substantial portion of our research and development. Although our collaborative agreements do not impose any duties or obligations on us other than the licensing of our technology, the failure of any of these collaborations may hinder our ability to develop products in a timely fashion. By way of example, our collaboration with John Hopkins University, School of Medicine yielded findings that contributed to our patent application entitled Transplantation of Human Cells for Treatment of Neurological Disorder. Had the collaboration not have existed, our ability to apply for such patent would have been greatly hindered. We currently have 4 key collaborations. They are with:

•	The University of California, San Diego;

•	University of Central Florida; and

•	John Hopkins University.

•	University of Michigan

As we are under no financial obligation to provide additional funding under any of these collaborations, our primary risk is that no results are derived from their research.

We intend to rely upon the third-party FDA-approved manufacturers for our stem cells. Should these manufacturers fail to perform as expected, we will need to develop or procure other manufacturing sources, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

We currently have no internal manufacturing capability, and will rely extensively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. We current have an agreement with Charles River Laboratories for the manufacturing and storage of our cells. The agreement is a paid for services agreement and does not require us to purchase a minimum amount of cells. In the event Charles River Laboratories fails to provide suitable cells, we would be forced to either manufacture the cells ourselves or seek other third party vendors. Should we be forced to manufacture our stem cells, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure third party suppliers. In the event we must seek alternative third party suppliers, they may require us to purchase a minimum amount of cells, could be significantly more expensive than our current supplier, or could require other unfavorable terms. Any such event would materially impact our prospects and could delay our development. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications

General Risks Relating to the Company's Business

The Company may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

The Company's business may bring it into conflict with its licensees, licensors, or others with whom it has contractual or other business relationships or with its competitors or others whose interests differ from the Company's. If the Company is unable to resolve those conflicts on terms that are satisfactory to all parties, the Company may become involved in litigation brought by or against it. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of the Company's business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require the Company to pay damages, enjoin it from certain activities, or otherwise affect its legal or contractual rights, which could have a significant adverse effect on its business.

The Company may not be able to obtain third-party patient reimbursement or favorable product pricing, which would reduce its ability to operate profitably.

The Company's ability to successfully commercialize certain of its proposed products in the human therapeutic field may depend to a significant degree on patient reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. The Company cannot assure you that reimbursement in the United States or foreign countries will be available for any products it may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, its products with a consequent harm to the Company's business. The Company cannot predict what additional regulation or legislation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such regulation or legislation may have on the Company's business. If additional regulations are overly onerous or expensive or if health care related legislation makes its business more expensive or burdensome than originally anticipated, the Company may be forced to significantly downsize its business plans or completely abandon its business model.

The Company's products may be expensive to manufacture, and they may not be profitable if the Company is unable to control the costs to manufacture them.

The Company's products may be significantly more expensive to manufacture than most other drugs currently on the market today due to a fewer number of potential manufactures, greater level of needed expertise, and other general market conditions affecting manufacturers of stem cell based products.  The Company would hope to substantially reduce manufacturing costs through process improvements, development of new science, increases in manufacturing scale and outsourcing to experienced manufacturers. If the Company is not able to make these, or other improvements, and depending on the pricing of the product, its profit margins may be significantly less than that of most drugs on the market today. In addition, the Company may not be able to charge a high enough price for any cell therapy product it develops, even if they are safe and effective, to make a profit. If the Company is unable to realize significant profits from its potential product candidates, its business would be materially harmed.

In order to secure market share and generate revenues, the Company's proposed products must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

The Company's proposed products and those developed by its collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The products that the Company is attempting to develop represents substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of the Company's developed products will depend on a number of factors, including:

•	the Company's establishment and demonstration to the medical community of the clinical efficacy and safety of its proposed products;

•	the Company's ability to create products that are superior to alternatives currently on the market;

•	the Company's ability to establish in the medical community the potential advantage of its treatments over alternative treatment methods; and

•	Reimbursement policies of government and third-party payors.

If the health care community does not accept the Company's products for any of the foregoing reasons, or for any other reason, the Company's business would be materially harmed.

We depend on two key employees for our continued operations and future success. A loss of either employee could significantly hinder our ability to move forward with our business plan.

The loss of either of our key executive officers, Richard Garr and Karl Johe, would be significantly detrimental to us.

•	We currently do not maintain “key person” life insurance on the life of Mr. Garr. As a result, the Company will not receive any compensation upon the death or incapacity of this key individuals;

•	We currently do maintain “key person” line insurance on the life of Mr. Johe. As a result, the Company will receive approximately $1,000,000 in the event of his death or incapacity.

In addition, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of the Company's present and planned activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The failure to attract and retain such personnel or to develop such expertise would adversely affect the Company's business.

The Company has entered into long-term contracts with key personnel and stockholders, with significant anti-termination provisions, which could make future changes in management difficult or expensive.

Messrs. Garr and Johe have entered into seven (7) year employment agreements with the Company which expire on November 1, 2012 and which include termination provisions stating that if either employee is terminated for any reason other than a voluntary resignation, then all compensation due to such employee under the terms of the respective agreement shall become due and payable immediately. These provisions will make the replacement of either of these employees very costly to the Company, and could cause difficulty in effecting a change in control of the Company. Termination prior to full term on the contracts would cost the Company as much as $1,800,000 per contract, and immediate vesting of all outstanding options (1,200,000 shares each).

The Company has no product liability insurance, which may leave it vulnerable to future claims that the Company will be unable to satisfy.

The testing, manufacturing, marketing and sale of human therapeutic products entails an inherent risk of product liability claims, and the Company cannot assure you that substantial product liability claims will not be asserted against it. The Company has no product liability insurance. In the event the Company is forced to expend significant funds on defending product liability actions, and in the event those funds come from operating capital, the Company will be required to reduce its business activities, which could lead to significant losses.

The Company cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, the Company will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities.

The Company has limited director and officer insurance and commercial insurance policies. Any significant claim would have a material adverse effect on its business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. The Company endeavors to obtain appropriate insurance coverage for insurable risks that it identifies, however, the Company may fail to correctly anticipate or quantify insurable risks, may not be able to obtain appropriate insurance coverage, and insurers may not respond as the Company intends to cover insurable events that may occur. The Company has observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions may result in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, the Company may not have or maintain insurance coverage because of cost or availability.

Risks Relating to the Company's Common Stock

Our common shares are sporadically or “thinly” traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares

Our common shares have historically been sporadically or “thinly” traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float, limited operating history and lack of revenues or profits to date could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of significant revenues to date, and uncertainty of future market acceptance for our products if successfully developed. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The following factors may add to the volatility in the price of our common shares:  actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale o f shares or the availability of common shares for sale at any time will have on the prevailing market price.

The Company faces risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and made some activities more time-consuming and more burdensome. Starting in 2007, Section 404 of the Sarbanes-Oxley Act of 2002 will require that the Company's management assess the Company's internal control over financial reporting annually and include a report on its assessment in its filings with the SEC.

The Company does not intend to pay cash dividends on its common stock in the foreseeable future.

Any payment of cash dividends will depend upon the Company's financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. The Company does not anticipate paying cash dividends on its common stock in the foreseeable future. Furthermore, the Company may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

Our issuance of additional common shares or preferred shares, or options or warrants to purchase those shares, could dilute your proportionate ownership and voting rights and negatively impact the value of your investment in our common shares as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to the preferred shareholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our company.

We are entitled under our certificate of incorporation to issue up to 75,000,000 common and 7,000,000 “blank check” preferred shares. As of September 30, 2007, we have issued an outstanding 30,022,744 common shares, 13,700,420 common shares reserved for issuance upon the exercise of current outstanding options and warrants, 1,054,667common shares reserved for issuances of additional grants under our 2005 incentive stock plan, and 6,150,000 shares reserved for issuance of grants under our 2007 stock plan. Accordingly, we will be entitled to issue up to 24,072,169 additional common shares and 7,000,000 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING SHAREHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 20,310,813 shares of our common stock held by the stockholders named in the tables below, which amount includes common shares issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders may exercise their warrants at any time in their sole discretion. All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us in private transactions.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Shareholder and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Shareholders and about material transactions between the Selling Shareholders and the Company.

The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, recapitalizations or the triggering anti-dilution protective provisions with regard to the common stock and warrants.

Unless otherwise stated below, to our knowledge no selling shareholder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Selling Shareholders previously included in Registration Statement No. 333-132923 filed on form SB-2 and declared effective on August 30, 2006

	Common Shares Owned Before Sale(1)					Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	% of Class	Shares being Registered	Amount	% of Class

Andrew M. Lessman	251,417	251,416	502,833	1.7%	502,833	-
Ariana M. McFadyen	50,283	50,282	100,565	-	100,565	-
Arthur M. Margulies	50,283	50,282	100,565	-	100,565	-
Aton Select Fund Limited(4)	150,850	850	151,700	-	151,700	-
B&R Richie’s(5)	100,567	100,566	201,133	-	201,133	-
Barry Shemaria	25,142	25,142	50,284	-	50,284	-
Benjamin G. Wells, Trustee, Wells Family Revocable Trust Dtd. 5- 3-91	50,283	50,282	100,565	-	100,565	-
Brendon Myers	50,000	-	50,000	-	50,000	-
Brian Garr	25,142	25,142	50,284	-	50,284	-
Bruce & Jacqueline Barron, Joint Ownership	50,000	-	50,000	-	50,000	-
Bruce B. Allen Trustee of the Bruce and Janet Joint Revocable Trust dated 7-31-03	50,283	50,282	100,565	-	100,565	-
Centrum Bank		150,000	150,000	-	150,000
Chaim Slomluc	50,000	-	50,000	-	50,000	-
Chandrasekhar Polepalle & Suseela Polepalle JTWROS	325,708	125,708	451,416	1.5%	451,416	-
Charles Abramovitz	50,283	50,282	100,565	-	100,565	-

	Common Shares Owned Before Sale(1)					Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	% of Class	Shares being Registered	Amount	% of Class
Condor Financial Management S.A.(6)	50,283	50,282	100,565	-	100,565	-
Dan R. Hamby and Marianne Hamby	40,227	40,226	80,453	-	80,453	-
David Carl Lustig, III	50,283	50,282	100,565	-	100,565	-
Donald L. Stahl	50,283	50,282	100,565	-	100,565	-
Equity Communications, LLC(7)		330,000	330,000	1.1%	330,000	-
Freddie Bear Partnership(8)	25,142	25,142	50,284	-	50,284	-
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnel Family Trust dtd 1-11-00(29)	112,068	12,068	124,136	-	124,136	-
Guy Clemente(29)	100,000	-	100,000	-	100,000	-
Harbans L. Gulati & Subhash C. Gulati	25,142	25,142	50,284	-	50,284	-
Hawkins Family Trust(9)	50,283	50,282	100,565	-	100,565	-
High Tide, LLC(10)	500,000	-	500,000	1.7%	500,000	-
Ira Weingarten	25,142	25,142	50,284	-	50,284	-
Iroquois Master Fund, Ltd.(11)	251,417	251,416	502,833	-	502,833	-
J. Leroy and Joan B. Thompson	12,068	12,068	24,136	-	24,136	-
JAG Multi Investments, LLC(12)	100,567	100,566	201,133	-	201,133	-
JAM Capital Associates, LLC(13)	25,142	25,142	50,284	-	50,284	-
James Karanfilian	25,142	25,142	50,284	-	50,284	-
James McCamant	50,000	-	50,000	-	50,000	-
Jay R. Solan & Sandra S. Solan	225,708	125,708	351,416	1.2%	351,416	-

	Common Shares Owned Before Sale(1)					Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	% of Class	Shares being Registered	Amount	% of Class
JMG Capital Partners, LP(14)	502,833	502,832	1,005,665	3.3%	1,005,665	-
JMG Triton Offshore Fund, Ltd.(15)	502,833	502,832	1,005,665	3.3%	1,005,665	-
John G. Korman	50,283	50,282	100,565	-	100,565	-
John H. Dakin	15,085	15,084	30,169	-	30,169	-
Jonathan Meyers	100,567	100,566	201,133	-	201,133	-
Joseph Giamanco	50,283	50,282	100,565	-	100,565	-
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89	100,567	100,566	201,133	-	201,133	-
Larry E. Roher	50,283	50,282	100,565	-	100,565	-
Leonard Cohen	50,283	50,282	100,565	-	100,565	-
Louis Albert Lobel	25,142	25,142	50,284	-	50,284	-
Martin Hodas	100,567	100,566	201,133	-	201,133	-
Michael Berry	50,000	-	50,000	-	50,000	-
Michael Diamant	25,142	25,142	50,284	-	50,284	-
Michael J. Garr	40,227	40,226	80,453	-	80,453	-
Michael W. Engmann	150,850	150,850	301,700	1.0%	301,700	-
Mitchell Sassower	50,283	50,282	100,565	-	100,565	-
Nathan Sugerman	100,283	50,282	150,565	-	150,565	-
New Horizon Exploration Inc.(16)	25,142	25,142	50,284	-	50,284	-

	Common Shares Owned Before Sale(1)					Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	% of Class	Shares being Registered	Amount	% of Class
Omicron Master Trust(17)	172,224	172,224	344,448	1.1%	344,448	-
Patrick Hund	75,142	25,142	100,284	-	100,284	-
Paul A. Lobel and Laura A. Lobel, Tenants by Entirely	25,142	25,142	50,284	-	50,284	-
Phillip S. Sassower Charitable Remainder Annuity Trust ‘96(18)	100,567	100,566	201,133	-	201,133	-
RBC Dain Rauscher Custodian FBO Gregory B. Pepus IRA	35,198	35,198	70,396	-	70,396	-
Regal One Corporation(19)(30)	1,794,287	1,000,000	2,794,287	9.3%	1,800,000	994,287
Richard Friedman	50,283	50,282	100,565	-	100,565	-
Richard Green	50,000	-	50,000	-	50,000	-
Richard Hull	25,142	25,142	50,284	-	50,284
Richard Stone	100,000	-	100,000	-	100,000	-
Robert Cohan	50,283	50,282	100,565	-	100,565	-
Robert Lempert	20,113	20,112	40,225	-	40,225	-
Robert R. Kauffman	75,425	75,424	150,849	-	150,849	-
Rubicon Global Value Fund, L.P.(20)	145,822	145,822	291,644	1.0%	291,644	-
S&J Veal, Inc.(21)	25,142	25,142	50,284	-	50,284	-
S.W. Bach & Company(22)(28)		127,050	127,050	-	127,050	-
Sachs Investing Co.(23)	50,283	50,282	100,565	-	100,565	-
Sam R. Buck	131,742	131,742	263,484	-	263,484	-
Silpi Polepalle	25,142	25,142	50,284	-	50,284	-

	Common Shares Owned Before Sale(1)					Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	% of Class	Shares being Registered	Amount	% of Class
Steven B. Dunn	500,000	-	500,000	1.7%	500,000	-	-
Steven Mitchell Sack	172,567	100,568	273,135	-	273,135	-	-
Sylvia Johe	25,142	25,142	50,284	-	50,284	-	-
T.R. Winston & Company, LLC(24)(28)		672,950	672,950	2.2%	672,950	-	-
The JD Group, LLC(25)		1,000,000	1,000,000	3.3%	1,000,000	-	-
Thomas E. Genna	150,283	50,282	200,565	-	200,565	-	-
Thomas R. Smith	50,283	50,282	100,565	-	100,565	-	-
Univest Management Employee Profit Sharing Plan(26)	50,283	50,282	100,565	-	100,565	-	-
VAR Growth Corp.(27)	100,000	-	100,000	-	100,000	-	-
William John Reininger	25,142	25,142	50,284	-	50,284	-	-
Rockmore Investment Master Fund, LTD(31)	79,192	79,192	158,384	-	158,384		-
Reserved for Penalty	38,333	38,370	76,703		76,703
TOTAL	9,132,953	8,196,668	17,329,621		16,335,334	994,287

TOTAL COMMON SHARES OUTSTANDING - FULLY DILUTED 36,525,209

* Less Than 1%

(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 30,037,744 common shares outstanding as of September 30, 2007.

(2)	Assumes the sale of all common shares offered under this prospectus.

(3)	Unless otherwise stated, shares underlying warrants/options constitute common shares issuable upon the exercise of Class A and B warrants in ratio of 50/50.

(4)	Dr. Keicher is the person with voting and dispositive power of Aton Select Fund Limited.

(5)	Mr. Bradley Ross is the person with voting and dispositive power of B&R Richie's.

(6)	Mr. Engelhardt Schreiber is the person with voting and dispositive power of Condor Financial Management S.A.

(7)	Mr. Ira Weingarten is the person with voting and dispositive power of Equity Communications, LLC.

(8)	Mr. Malcolm R. Currie is the person with voting and dispositive power of Freddie Bear Partnership.

(9)	Mr. Arthur L. Hawkins is the Trustee and person with voting and dispositive power of the Hawkins Family Trust.

(10)	Mr. Tyler Runnels is the person with voting and dispositive power of High Tide, LLC.

(11)	Mr. Joshua Silverman is the person with voting and dispositive power of Iroquois Master Fund, Ltd.

(12)	Mr. Alexander M. Goren is the person with voting and dispositive power of JAG Multi Investments, LLC

(13)	Mr. Leonard Pearlman is the person with voting and dispositive power of JAM Capital Associates, LLC

(14)	Mr. Jonathan Glaser is the person with voting and dispositive power of JMG Capital Partners, LP

(15)	Mr. Jonathan Glaser is the person with voting and dispositive power of JMG Triton Offshore Fund, Ltd.

(16)	Mr. Rex E. Gifford is the person with voting and dispositive power of New Horizon Exploration.

(17)
Omicron Capital, L.P., is Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron, Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron, Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of’ our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(18)	Mr. Phillip S. Sassower is the Trustee and person with voting and dispositive power of the Philip S. Sassower Charitable Remainder Annuity Trust `96.

(19)	The people with voting and dispositive with regard to the shares is the board of directors of Regal One, Inc.

(20)	Mr. Steven Shum is the person with voting and dispositive power of Rubicon Global Value Fund, L.P.

(21)	Mr. Scott Turriff is the person with voting and dispositive power of S&J Veal, Inc.

(22)	Mr. Clemente is the person with voting and dispositive power of S.W. Bach & Company.

(23)	Mr. Marvin Sach is the person with voting and dispositive power of Sachs Investment Co.

(24)	Mr. Tyler Runnels is the person with voting and dispositive power of T.R. Winston & Company, LLC.

(25)	Mr. John Davies is the person with voting and dispositive power of the JD Group, LLC.

(26)	Mr. Frank Gerardi is the person with voting and dispositive power of Univest Management Employee Profit Sharing Plan.

(27)	Ms. Doris Sutz is the person with voting and dispositive power of VAR Growth Corp.

(28)
Warrants received as part of compensation pursuant to a placement agency agreement between us and the selling shareholders. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules.

(29)
The selling shareholder is an affiliate of a broker-dealer. At the time of purchasing the securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities or any securities issuable upon conversion or exercise. The selling shareholder purchased the securities in the ordinary course of business.

(30)	Includes 500,361 shares to be distributed as a dividend to the shareholders of Regal One Corporation which are listed below as “Additional Selling Shareholders.”

(31)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund, Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as the date of this supplement, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(c) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

ADDITIONAL SELLING SHAREHOLDERS

On January 23, 2006, one of our majority shareholders, Regal One Corporation, announced a distribution of approximately 500,000 shares of our common shares which it held. As a result, the following Regal One Corporation shareholders received shares of our common stock as a distribution and are entitled to sell them under this prospectus.

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
AB Investments, Inc (3)	134,596	-	134,596	134,596	-
Malcolm R. Currie	70,923	-	70,923	70,923	-
CB Family Trust (4)	49,053	-	49,053	49,053	-
Aaron Grunfeld	42,045	-	42,045	42,045	-
Robert B. Kay	36,239	-	36,239	36,239	-
Allen Richard Smith (10)	11,680	-	11,680	11,680	-
Douglas Burke (10)	11,680	-	11,680	11,680	-
Hofer Family Trust (10)	11,680	-	11,680	11,680	-
Dieterich & Associates (5)	10,512	-	10,512	10,512	-
Michael Platt	8,760	-	8,760	8,760	-
Mid America Capital Corp (6)	8,760	-	8,760	8,760	-
CJ Newman	8,312	-	8,312	8,312	-

Christopher Dieterich	3,504	-	3,504	3,504	-
Sandra Jarrett	2,628	-	2,628	2,628	-
Gerrish Family Trust	2,208	-	2,208	2,208	-
Gaylan Rockswold	2,173	-	2,173	2,173	-
Randall Jarrett	1,752	-	1,752	1,752	-
Frederick Barak	1,109	-	1,109	1,109	-
W J Reininger	1,052	-	1,052	1,052	-
Yifal J Shaham & Brach Shaham	1,052	-	1,052	1,052	-
Charles Stevens	876	-	876	876	-
The Metaphase Group (7)	701	-	701	701	-
Don Gorodetzky	482	-	482	482	-
Thomas Baar	474	-	474	474	-
David Paletz	438	-	438	438	-
Smith Barney Inc	373	-	373	373	-
Kiki Borlenghi	357	-	357	357	-
Louis D'Alto & Tonian D'Alto	357	-	357	357	-
Richard Abruscato	357	-	357	357	-
The Rose Group (8)	357	-	357	357	-
Walter K Theis	263	-	263	263	-
Joseph G Le Bleu	228	-	228	228	-
Louis Kulekofsky	176	-	176	176	-
Susan Delman	176	-	176	176	-
Lynette M Eagan	169	-	169	169	-
H T Frankhouser	159	-	159	159	-
Stuart G Mccampbell	138	-	138	138	-
Eric Stanton	132	-	132	132	-
William E Kearney & Judy J Kearney	132	-	132	132	-
Small Business Administration	130	-	130	130	-
George C Anderson	106	-	106	106	-
Leonard Krasinski	97	-	97	97	-
Kathryn J. Roth	88	-	88	88	-
Lloyd Peterson	88	-	88	88	-
Nili Shamrat	88	-	88	88	-
Robert E Hopper & Margaret J Hopper	88	-	88	88	-
Sean P Flanagan & Darrelyn A Flanagan	88	-	88	88	-
Realty Investment Concepts	76	-	76	76	-
George Crile	64	-	64	64	-
Herbert J Tamres	55	-	55	55	-
Aaron Nachshoni	51	-	51	51	-
Thomas L Rotello	49	-	49	49	-
K Andrew Kroese	44	-	44	44	-
Scott G Hill	44	-	44	44	-
Sidney Weisberg	44	-	44	44	-
Robert Newell	39	-	39	39	-

Ahuva A Rubinstein	36	-	36	36	-
Terry V Chastain	36	-	36	36	-
David A Moxon & Kelly A Moxon	31	-	31	31	-
Fred Magargee & Jill H Magargee	29	-	29	29	-
Robert Genova	27	-	27	27	-
1988 Childrens Trust (9)	23	-	23	23	-
Harry Bramson & Laureen Bramson	23	-	23	23	-
Louis Anthoney Marks	23	-	23	23	-
Seymour Levine	23	-	23	23	-
Agnes Ivanovics	22	-	22	22	-
Frederic J Greenblatt	22	-	22	22	-
Jacob Berlin & Eli Berlin	22	-	22	22	-
Leon B Lipkin	22	-	22	22	-
Marline Monstein Cust FBO Jeremiah A Monstein	22	-	22	22	-
Neil Morchower	22	-	22	22	-
Richard A Monstein Cust Sean R Monstein	22	-	22	22	-
Stewart R Balikov	22	-	22	22	-
Asset Management Consultants Inc	18	-	18	18	-
Eugene Andrews	18	-	18	18	-
John Cappadora & Eleanor Cappadora	18	-	18	18	-
Margaret Tucker Cust FBO Todd Tucker	18	-	18	18	-
Kevin James Hopper	15	-	15	15	-
Albert Nicholas Casale Lo Cust FBO Alexander T Casale Lo	14	-	14	14	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
Daphne Sela	14	-	14	14	-
Glenda Stone	14	-	14	14	-
Sandra Lowenstein	12	-	12	12	-
Alan Carus	11	-	11	11	-
Archie C Purvis	11	-	11	11	-
B Lee Brown & Clara J Brown	11	-	11	11	-
Linda G Mayman Cust Elisabeth Mayman	11	-	11	11	-

Stamatios Alevras & Matina Alevras	11	-	11	11	-
Thomas L Hall	11	-	11	11	-
William H Grossman & Sondra Grossman	11	-	11	11	-
Adrian W Skramstad	11	-	11	11	-
Melvin H Pressman	11	-	11	11	-
Anthony Grande & Carolyn Grande	9	-	9	9	-
Ari Rosenblatt Md	9	-	9	9	-
Brad T Anderson	9	-	9	9	-
Hugh R Martin Cust FBO Rodman Martin	9	-	9	9	-
Richard A Monstein & Marlene Monstein	9	-	9	9	-
Roger Franklin & Joan Franklin	9	-	9	9	-
Shawn M Wagmeister	9	-	9	9	-
Eddy J Heidt	7	-	7	7	-
Lana Speyer	7	-	7	7	-
Leonard Maltin	7	-	7	7	-
Michael B Lynch Cust FBO Kelly A Condon Lynch	7	-	7	7	-
Ralph Curatola	7	-	7	7	-
Robert Rub	7	-	7	7	-
Theodore H Wielandt	7	-	7	7	-
Milton Wolfson	6	-	6	6	-
Terry L Wees	6	-	6	6	-
Zila Cohen	6	-	6	6	-
Alice J Avery	5	-	5	5	-
B Frank Ricker & Esther B Ricker	5	-	5	5	-
Benjamin Zimmerman & Dina Zimmerman	5	-	5	5	-
Carol Brown	5	-	5	5	-
Charles G Martignette & Marte C Martignette	5	-	5	5	-
Debra Hanson	5	-	5	5	-
Doris Eckes Cust FBO Jeanne M Eckes	5	-	5	5	-
Edwin H Willis Cust FBO Timothy W Willis	5	-	5	5	-
Elmer M Jones	5	-	5	5	-
Frank P Marchewka & Helen Marchewka	5	-	5	5	-
Frank R Riva	5	-	5	5	-
Gary Coblens	5	-	5	5	-
George A Fellows Jr & Teresa M Fellows	5	-	5	5	-
George Johnson & Hilary Johnson	5	-	5	5	-
Helen Fishman & Sanford B Fishman	5	-	5	5	-

Hope E Briggs Ttee Hope E Briggs Tr	5	-	5	5	-
Inter/Media Time Buying Corp	5	-	5	5	-
J Chris Chris	5	-	5	5	-
John Sherman	5	-	5	5	-
Joseph Buonocore & Ada Buonocore	5	-	5	5	-
Joseph Gallo	5	-	5	5	-
Joseph R Hardiman	5	-	5	5	-
Lyman K Bridgman & Helen E Bridgman	5	-	5	5	-
Michael B Lynch	5	-	5	5	-
Milton Wolfson & Sydell Wolfson	5	-	5	5	-
Mina Wilner & Henry Wilner	5	-	5	5	-
Paul Russo & Julia Russo	5	-	5	5	-
Ralph O Lux & Marjorie T Lux	5	-	5	5	-
Rene Pauly & Martha Paula	5	-	5	5	-
Renuka Misra	5	-	5	5	-
Robert I Jackson	5	-	5	5	-
Robert T Morris & Charles I Skipsey Jr	5	-	5	5	-
Rodney Selow Van	5	-	5	5	-
Roy T Cogdell	5	-	5	5	-
Ruth Comstock	5	-	5	5	-
William J Deeb	5	-	5	5	-
William Ruben Willis	5	-	5	5	-
Bannon Loren Lomahquahu	4	-	4	4	-
Brady Baker	4	-	4	4	-
Brittni Baker	4	-	4	4	-
Clay Baker	4	-	4	4	-
Daphne M Piket	4	-	4	4	-
E F Hutton & Co Inc	4	-	4	4	-
Earl Edden Co	4	-	4	4	-
Efraim Rubinstein	4	-	4	4	-
Eli Bucksbaum	4	-	4	4	-
Frank Georgiana	4	-	4	4	-
Frederic R Stanton	4	-	4	4	-
Jacob Kelley	4	-	4	4	-
James R Hopper	4	-	4	4	-
Jessica Kelley	4	-	4	4	-
Kaci Baker	4	-	4	4	-
Laura Beth Baker	4	-	4	4	-
Max Bucksbaum	4	-	4	4	-
Michael Taliadoros	4	-	4	4	-
Otto Johnson	4	-	4	4	-
Pamela H Philyaw	4	-	4	4	-

William M Singer & Sadie Singer	4	-	4	4	-
Alex Mitchell & Stanley Mitchell	3	-	3	3	-
Alice Blackley	3	-	3	3	-
Ann Mcwilliams	3	-	3	3	-
Ansel Goldberg & Traute Goldberg	3	-	3	3	-
Anthony J Luisi	3	-	3	3	-
Anthony Marra	3	-	3	3	-
Avron Steir & Enid Steir	3	-	3	3	-
Betty Mainous	3	-	3	3	-
Cam Co	3	-	3	3	-
Charles Haravay	3	-	3	3	-
David Zoni	3	-	3	3	-
Edward Gold	3	-	3	3	-
Edward J Mccormack	3	-	3	3	-
Edward P Berzenski & Mary A Berzenski	3	-	3	3	-
Edward R Walsh	3	-	3	3	-
Edythe Reusch Fares	3	-	3	3	-
Eric M Stoller	3	-	3	3	-
Fannie Rosenberg & Lilian Kamos	3	-	3	3	-
Frances Luisi	3	-	3	3	-
George Chiulli	3	-	3	3	-
Gideon J Barness	3	-	3	3	-
Howard Hyde	3	-	3	3	-
James E Brann	3	-	3	3	-
Joesph P Thomas Di	3	-	3	3	-
John Bator & Agnes Bator	3	-	3	3	-
John J Flynn & Jeannette M Flynn	3	-	3	3	-
Joseph J Mccananagh	3	-	3	3	-
Joseph Rosati & Carmel Rosati	3	-	3	3	-
Judith Mae Bailyn Ttee Judith Mae Bailyn Tr	3	-	3	3	-
Kenneth D Cooley & Mary A Cooley	3	-	3	3	-
Manfredi & Levine Professional	3	-	3	3	-
Maura E Freeman	3	-	3	3	-
Maureen Lynch	3	-	3	3	-
Michael P Traner	3	-	3	3	-
Michael Vipiani	3	-	3	3	-
Orson Smith	3	-	3	3	-
Raymond E Anthony & Gloria M Anthony	3	-	3	3	-
Richard Monstein	3	-	3	3	-
Robert E Garst	3	-	3	3	-

Ronald A Pressman	3	-	3	3	-
Sam B Clonts	3	-	3	3	-
Sigrid B Rice	3	-	3	3	-
Sterling Grace & Co	3	-	3	3	-
Sylvia Zweibon	3	-	3	3	-
Theresa Votta	3	-	3	3	-
Vernon R Eidenire & Claire V Eidenire	3	-	3	3	-
Wilder A Johnson & Astrid Johnson	3	-	3	3	-
Anette Zoni	2	-	2	2	-
Anita Pearl Tignish	2	-	2	2	-
Ann Del Smith	2	-	2	2	-
August Scognamiglio	2	-	2	2	-
Conseco	2	-	2	2	-
David Miller	2	-	2	2	-
Derek G Fuelling	2	-	2	2	-
Douglas B Travis Cust FBO Lara C Travis	2	-	2	2	-
Edith Brand	2	-	2	2	-
Ella Wilke	2	-	2	2	-
Eve S Miller Cust FBO Peter J Miller	2	-	2	2	-
F I Dupont Glore Forgan & Co	2	-	2	2	-
Floyd T Neth	2	-	2	2	-
Gedalyahu Salamon	2	-	2	2	-
Gene Hiller & Betty Ann Hiller	2	-	2	2	-
Gerald Segel	2	-	2	2	-
Gladys M Wielandt	2	-	2	2	-
Grace O Brien	2	-	2	2	-
Henry E Engel & Margurite Engel	2	-	2	2	-
Hugh R Martin	2	-	2	2	-
Hyman Feinstein	2	-	2	2	-
Jack M Burr	2	-	2	2	-
James Dex Camak	2	-	2	2	-
James Ellis	2	-	2	2	-
James M Morgan	2	-	2	2	-
John J Crowley Cust FBO Joseph Crowley	2	-	2	2	-
Judith Zamojcin	2	-	2	2	-
Karon L Spivey	2	-	2	2	-
M Rimson & Company Inc	2	-	2	2	-
Maurice Leff	2	-	2	2	-
Michael Torres	2	-	2	2	-
Milton Friedman Cust Joel Friedman	2	-	2	2	-
Miriam Husid	2	-	2	2	-
Osma J Carnes & Minnie G Carnes	2	-	2	2	-

Philip Samuel Cadwallader	2	-	2	2	-
Richard M Bond & Carol B Bond	2	-	2	2	-
Ronald Miller	2	-	2	2	-
Ruby Share Cust FBO Karen Beth Share	2	-	2	2	-
Silene M Irving	2	-	2	2	-
Stephen Mallor	2	-	2	2	-
Virginia T Norris	2	-	2	2	-
William J Mcmahan	2	-	2	2	-
William R Norris Jr & Janet L Norris	2	-	2	2	-
William Sidney Caruthers	2	-	2	2	-
William Weatherford	2	-	2	2	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
A C Allyn & Co	1	-	1	1	-
Abe Cohen	1	-	1	1	-
Ada Mckay Leitner	1	-	1	1	-
Adam Aislie Morgan	1	-	1	1	-
Aida L Johns	1	-	1	1	-
Albert Martinelli & Lily Martinelli	1	-	1	1	-
Aldo H Fontana	1	-	1	1	-
Alex Gee	1	-	1	1	-
Alexander F Handel & Marguerite W Handel	1	-	1	1	-
Alfred B Antonacci	1	-	1	1	-
Alfred P Vasconi & Shirley L Vasconi	1	-	1	1	-
Algis Gurinskas	1	-	1	1	-
Alice Orr Moore	1	-	1	1	-
Allen Bessen	1	-	1	1	-
Allen Glasser	1	-	1	1	-
Alonzo L Brewington	1	-	1	1	-
Alva C Roig	1	-	1	1	-
Alvin Franklin	1	-	1	1	-
Anette M Preddy	1	-	1	1	-
Anna C Lump	1	-	1	1	-

Anne Finkelstein	1	-	1	1	-
Annelle D Humphreys	1	-	1	1	-
Anthony Marle Van	1	-	1	1	-
Ara Thomasian	1	-	1	1	-
Arthur D Martin Jr	1	-	1	1	-
Arthur E Fontana	1	-	1	1	-
Bartholomew J Mccarthy	1	-	1	1	-
Bayard T Kiliani	1	-	1	1	-
Beatrice S Rokes	1	-	1	1	-
Benjamin G Cromwell	1	-	1	1	-
Benjamin Klopman & Rose Klopman	1	-	1	1	-
Benjamin Slade & Iola K Slade	1	-	1	1	-
Bernard Jaffe & Roberta Jaffe	1	-	1	1	-
Bertha Grant & Albert Grant	1	-	1	1	-
Bertna Albares	1	-	1	1	-
Betty Kennedy Cust FBO Abby H Kennedy	1	-	1	1	-
Bjarne M Olsen & Helen R Olsen	1	-	1	1	-
Borah J White Cust Phillip R White	1	-	1	1	-
Bradford H Wick & Ruth V Wick	1	-	1	1	-
Buddy Patton	1	-	1	1	-
Burton J Askowith	1	-	1	1	-
C Gregory Spangler	1	-	1	1	-
C Howard Sweatt	1	-	1	1	-
Caleb J Massee	1	-	1	1	-
Carl L Phinney	1	-	1	1	-
Carl Swanson	1	-	1	1	-
Carmen P Jordan & Carolyn J Jordan	1	-	1	1	-
Charles A Leamon	1	-	1	1	-
Charles F Wood Jr	1	-	1	1	-
Charles H Longenecker & Irene B Longenecker	1	-	1	1	-
Charles Iannacone	1	-	1	1	-
Charles J Finck	1	-	1	1	-
Charles Masten	1	-	1	1	-
Charles W Byrd	1	-	1	1	-
Charles Webb & Lillian M Webb	1	-	1	1	-
Claus A Fritzen & Dorothy Fritzen	1	-	1	1	-
Cleo B Wagoner & Vera J Wagoner	1	-	1	1	-
Collie Collins & Sandra Collins	1	-	1	1	-
Corinne B Hallemeyer	1	-	1	1	-
Corman C Smith	1	-	1	1	-

Craig A Nalen	1	-	1	1	-
Cynthia Colvin	1	-	1	1	-
D M Fowle	1	-	1	1	-
David H Densmore & Edith C Densmore	1	-	1	1	-
David J Conner	1	-	1	1	-
David M Jacobson	1	-	1	1	-
David Rosendahl	1	-	1	1	-
David S Susner & Anne Susner	1	-	1	1	-
Delafield & Delafield	1	-	1	1	-
Denise E Christman Cust FBO Celeste Edan Christman	1	-	1	1	-
Dianne Munch	1	-	1	1	-
Don Sands	1	-	1	1	-
Donald & Co	1	-	1	1	-
Donald A Oliveira & Odette Oliveira	1	-	1	1	-
Donald F Mora	1	-	1	1	-
Donald O Featherman & Susan Featherman	1	-	1	1	-
Donald S White	1	-	1	1	-
Donald W Sine &	1	-	1	1	-
Dora Crumley	1	-	1	1	-
Dorothy C Nold	1	-	1	1	-
Dorothy K Tonelli & Ruth Ankstutis	1	-	1	1	-
Douglas G Mahon Jr Cust Fbo Stephen Mahon	1	-	1	1	-
Edgar D Ross	1	-	1	1	-
Edmond F Cycler Jr & Alice C Cycler	1	-	1	1	-
Edward F Adams	1	-	1	1	-
Edward F Sturcken	1	-	1	1	-
Edward J Ober & Myrna G Ober	1	-	1	1	-
Edward P Tonelli & Dorothy K Tonelli	1	-	1	1	-
Edwin Beards Lee	1	-	1	1	-
Edwin V Tier & Lawana M Tier	1	-	1	1	-
Eleanor I Demeo	1	-	1	1	-
Elizabeth Bell	1	-	1	1	-
Elizabeth Johnson	1	-	1	1	-
Ella Blumberg	1	-	1	1	-
Ellen M Schlangen	1	-	1	1	-
Ellsworth Hoppe Cust FBO Cheryl F Hoppe	1	-	1	1	-
Emily A Mardirosian	1	-	1	1	-
Emily W Longbottom	1	-	1	1	-
Emma Freni	1	-	1	1	-
Ernest Amaral & Mary F Amaral	1	-	1	1	-

Ernest M Drucker	1	-	1	1	-
Esther Horowitz	1	-	1	1	-
Eugene Fuhrer	1	-	1	1	-
Eugene Neuman	1	-	1	1	-
Eugene Stricker & Libby Stricker	1	-	1	1	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
Faye Glasser	1	-	1	1	-
Foster Curry	1	-	1	1	-
Frances L Ferguson	1	-	1	1	-
Francis P Mckeon	1	-	1	1	-
Frank A Lay	1	-	1	1	-
Frank B Wise Jr & Elizabeth B Wise	1	-	1	1	-
Frank Berrell	1	-	1	1	-
Frank C Nunes Jr	1	-	1	1	-
Frank Catanzaro	1	-	1	1	-
Frank D Newman Cust FBO Frank D Newman Ii	1	-	1	1	-
Frank P Thompson	1	-	1	1	-
Frank Turone	1	-	1	1	-
Frank W Murphy	1	-	1	1	-
Frank Ziesler & Mildred Ziesler	1	-	1	1	-
Fred A Traver & Lillian A Traver	1	-	1	1	-
Fred Kosak	1	-	1	1	-
Frederick L Heller & Grace E Heller	1	-	1	1	-
Gary N Jarvela	1	-	1	1	-
Gary R Perrine & Rebecca C Perrine	1	-	1	1	-
George Andrews & Agnes Andrews	1	-	1	1	-
George E Partelow Jr	1	-	1	1	-
George F D Pridmore & Joan L Pridmore	1	-	1	1	-
George J Demetree	1	-	1	1	-
George R Kinzie Jr & Noel De Lesdernier	1	-	1	1	-
George Sarantos	1	-	1	1	-

Gerald F Reynolds	1	-	1	1	-
Giovanni Barsotti & Gina Barsotti	1	-	1	1	-
Gordon R Wright	1	-	1	1	-
Gordon Takahashi	1	-	1	1	-
Grace Scaduto	1	-	1	1	-
Guy W Botts	1	-	1	1	-
Hans J Felsch & Celina C Felsch	1	-	1	1	-
Harold Goldberg & Recia Goldberg	1	-	1	1	-
Harold Ross & Rebecca Ross	1	-	1	1	-
Harry A Kingsland & Tommy E Kingsland	1	-	1	1	-
Harry B Johnson & Phyllis M Johnson	1	-	1	1	-
Harry Macklin & Sybil Macklin	1	-	1	1	-
Harvey R Lorber	1	-	1	1	-
Harvey Wiener & Celia Wiener	1	-	1	1	-
Helen T Doyle	1	-	1	1	-
Henry B Traver Jr & Eva M Traver	1	-	1	1	-
Henry E Invester	1	-	1	1	-
Henry E Smith	1	-	1	1	-
Henry F Drews	1	-	1	1	-
Hensberry & Company	1	-	1	1	-
Herbert S Massey	1	-	1	1	-
Hilda Grant	1	-	1	1	-
Homer R Medlock Jr	1	-	1	1	-
Howard C Lotton	1	-	1	1	-
Howard L Jones	1	-	1	1	-
Irvin D Black	1	-	1	1	-
Irving Ehrlich & Sally Ehrlich	1	-	1	1	-
Irwin H Brooks & Gladys B Brooks	1	-	1	1	-
J E Harvey	1	-	1	1	-
Jack Kennedy Cust FBO Liz Kennedy	1	-	1	1	-
Jack S Crusoe	1	-	1	1	-
James Drew Gilleland	1	-	1	1	-
James Graham Chapman Jr	1	-	1	1	-
James J Duane & Co	1	-	1	1	-
James K Rush	1	-	1	1	-
James L Mcdonald & Mary W Mcdonald	1	-	1	1	-
James N Robson Jr & Cora H Robson	1	-	1	1	-
James Spaulding & Donna Spaulding	1	-	1	1	-
James W Bashan & Alfreda R Basham	1	-	1	1	-

James W Cunning	1	-	1	1	-
Jane Staly	1	-	1	1	-
Jeannette S Poel	1	-	1	1	-
Jim L Jennings	1	-	1	1	-
Joanne P Snider & Margaret Zilliax	1	-	1	1	-
Joel Michaely	1	-	1	1	-
John A Makuch	1	-	1	1	-
John D Colligan	1	-	1	1	-
John H Parker & Jeanne C Parker	1	-	1	1	-
John H Slaughter	1	-	1	1	-
John L Dickson & Jean A Dickson	1	-	1	1	-
John P Shewman	1	-	1	1	-
John W Prichard	1	-	1	1	-
John W Trevethan	1	-	1	1	-
John Yelvington	1	-	1	1	-
Joseph Barcikai	1	-	1	1	-
Joseph S Vecchione	1	-	1	1	-
Judith A W Wawro	1	-	1	1	-
Judith Schneider & Sheldon Schneider	1	-	1	1	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
Kathleen K Phillips	1	-	1	1	-
Kay S Ranches Inc	1	-	1	1	-
Kenneth A Goerke & Sally Goerke	1	-	1	1	-
Kenneth C Wittich & Clara A Wittich	1	-	1	1	-
Kenneth G Ketchum & Anita M Ketchum	1	-	1	1	-
Kenneth J Fullerton	1	-	1	1	-
Kenneth L Menown	1	-	1	1	-
Kevin F Cunningham	1	-	1	1	-
La Verne Stone Cust FBO Keith J Stone	1	-	1	1	-
Laird Bissell & Meeds Inc	1	-	1	1	-

Lassor H Grosberg	1	-	1	1	-
Lathrop B Flintom Jr	1	-	1	1	-
Leba Rae Mccoy	1	-	1	1	-
Leba Ray Mccoy & Robert S Gold	1	-	1	1	-
Leo H Zindler Jr	1	-	1	1	-
Leon R Cardwell	1	-	1	1	-
Leona M Malphurs	1	-	1	1	-
Leonard N Klein & Florence C Klein	1	-	1	1	-
Leone & Pollack	1	-	1	1	-
Leroy Hallman	1	-	1	1	-
Loene J Stoer	1	-	1	1	-
Louis C Miller & Gwendolyn E Miller	1	-	1	1	-
Louis Guillerme Cust FBO Allan Jacques Guillerme	1	-	1	1	-
Louise M Clements	1	-	1	1	-
Lucy Pepe	1	-	1	1	-
M Doris Leibold Cust FBO Jean Ellen Leibold	1	-	1	1	-
M Josephine Dawson	1	-	1	1	-
M S Wien & Co	1	-	1	1	-
Madge Wilson	1	-	1	1	-
Manola Miranda	1	-	1	1	-
Margaret E Lyons	1	-	1	1	-
Margaret J Becker	1	-	1	1	-
Margo Simpson	1	-	1	1	-
Maria Montanino	1	-	1	1	-
Marie L Ebbitt	1	-	1	1	-
Marie P Salvini & Emil R Salvini	1	-	1	1	-
Mark Renneker	1	-	1	1	-
Marlene G Hamilton	1	-	1	1	-
Martin Karasick	1	-	1	1	-
Mary C Logue	1	-	1	1	-
Mary Lena Faulk	1	-	1	1	-
Maureen Grady	1	-	1	1	-
Maurice Deutsch & Harriet Deutsch	1	-	1	1	-
May C Edwards & Carol May Edwards	1	-	1	1	-
Meredith M Amphlett & Mary M Amphlett	1	-	1	1	-
Merle L Long	1	-	1	1	-
Michael E Gorman	1	-	1	1	-
Michael Pfundstein & Hilda H Pfundstein	1	-	1	1	-
Michael Renneker	1	-	1	1	-
Miguel Regaldo	1	-	1	1	-

Mildred S Montgomery	1	-	1	1	-
Milton J Pearl	1	-	1	1	-
Miriam H Epps Van	1	-	1	1	-
Mizpah G Albury	1	-	1	1	-
Morris H Furay & Agnes E Furay	1	-	1	1	-
Nancy B Howard	1	-	1	1	-
Nancy Gaines Goff	1	-	1	1	-
NCC & Co	1	-	1	1	-
Nicholas S Pazar	1	-	1	1	-
Nick Sacco	1	-	1	1	-
Noah Griver Cust FBO David Allen Griver	1	-	1	1	-
Oram Kerr	1	-	1	1	-
Orlen D Kepler & Waneta L Kepler	1	-	1	1	-
Oscar Wohl	1	-	1	1	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
Parts Service Corporation	1	-	1	1	-
Paul Hanzlik & Frances Hanzlik	1	-	1	1	-
Paul Vincent Kennedy & Sylvia A Kennedy	1	-	1	1	-
Pauline Maslynsky	1	-	1	1	-
Pearl Meppen Drabkin & Bernice Meppen Susskind	1	-	1	1	-
Peter Lowden & Grace Lowden	1	-	1	1	-
Peter P Rana & Lola I Rana	1	-	1	1	-
Philip Schless	1	-	1	1	-
Pierre L Steward	1	-	1	1	-
Poo Quong Chin	1	-	1	1	-
Ralph H Jensen	1	-	1	1	-
Ralph Ragonese	1	-	1	1	-
Ray R Poynter Jr & Mary Gleason	1	-	1	1	-
Rex Estorffe	1	-	1	1	-
Richard B Vavra	1	-	1	1	-
Richard F Dalton	1	-	1	1	-
Richard Guttler	1	-	1	1	-

Richard L Lehmann	1	-	1	1	-
Richard P Myers	1	-	1	1	-
Richard S Berger & Shelia Berger	1	-	1	1	-
Richard W Morris	1	-	1	1	-
Richardt-Alyn & Co	1	-	1	1	-
Robert A Craig	1	-	1	1	-
Robert A Sims	1	-	1	1	-
Robert Block & Hinda Block	1	-	1	1	-
Robert C May & Betty J May	1	-	1	1	-
Robert C Whitehead Jr	1	-	1	1	-
Robert G Covel Jr	1	-	1	1	-
Robert H Jenkins & E Nelda Jenkins	1	-	1	1	-
Robert H Woodward Cust FBO Carol Ann Woodward	1	-	1	1	-
Robert J Bell	1	-	1	1	-
Robert J Bishop	1	-	1	1	-
Robert M Jugan & Sandra Jugan	1	-	1	1	-
Robert P Grady	1	-	1	1	-
Robert P Mosier & Ray T Ensor	1	-	1	1	-
Robert R Lowe	1	-	1	1	-
Robert R Smith	1	-	1	1	-
Robert W Barker & Dorothy Josephine Barker	1	-	1	1	-
Roscoe Johnson	1	-	1	1	-
Rose Pietro Di	1	-	1	1	-
Rosina Entrement Md	1	-	1	1	-
Roslynne D Bloom	1	-	1	1	-
Roy D Baldwin & Jane A Baldwin	1	-	1	1	-
Roy T Hawk & Elizabeth L Hawk	1	-	1	1	-
Royer Securities Company	1	-	1	1	-
Rupert E Dunkum Jr	1	-	1	1	-
Rupert E Dunkum Jr Cust FBO Laura Maxine Dunkum	1	-	1	1	-
Russell & Sake	1	-	1	1	-
S A Welch	1	-	1	1	-
Sara Ann Rydstrom	1	-	1	1	-
Shearson Hammil & Co Inc	1	-	1	1	-
Sheldon Gordel	1	-	1	1	-
Shirley G Inman Cust FBO Scott D Inman	1	-	1	1	-
Sophia Koslow	1	-	1	1	-
Stafford C Delesdernier	1	-	1	1	-
Stanley C Thomas & Doris Brooks	1	-	1	1	-
Stanley Kasper & Mary L Kasper	1	-	1	1	-

Stanley Zuppke & Alice G Zuppke	1	-	1	1	-
Stephen Savino	1	-	1	1	-
Sue Oldham Cheney	1	-	1	1	-
Suzanne K Jones	1	-	1	1	-
Syd Polansky & Arnold Polansky	1	-	1	1	-
Sydney M Jaffe & Rita D Jaffe	1	-	1	1	-
T Lee Terry	1	-	1	1	-
Therese Lynch & Claude J Lynch	1	-	1	1	-
Thomas J Haydon & Velma M Haydon	1	-	1	1	-
Thomas K Hickman	1	-	1	1	-
Thomas N Canning & Norma E Canning	1	-	1	1	-
Thomas W Sullivan	1	-	1	1	-
Titusville Elks Lodge	1	-	1	1	-
Tom W Westing	1	-	1	1	-

	Common Shares Owned Before Sale(1)				Common Shares Owned After Sale(2)
Selling Shareholder	Held Outright	Warrants/ Options(3)	Amount	Shares being registered	Amount
Vahak Gadarian & Aza Gadarian	1	-	1	1	-
Verdery A Clark	1	-	1	1	-
Victor J Connor & Maureen Connor	1	-	1	1	-
Victor Seaberg & Lucy S Seaberg	1	-	1	1	-
Virginia A Burr Cust FBO Bonnie Sue Burr	1	-	1	1	-
Walter D Griffin & Constance C Griffin	1	-	1	1	-
Walter G Giblin	1	-	1	1	-
Walter Hudzik	1	-	1	1	-
Walter Waligunda	1	-	1	1	-
Wanda Ashe	1	-	1	1	-
Wayne R Collins	1	-	1	1	-
Wego & Co	1	-	1	1	-
Weigerco	1	-	1	1	-
Wilfred Desilets	1	-	1	1	-
William A Dobson Jr & Frances Dobson	1	-	1	1	-

William A Robertson & Nancy Robertson	1	-	1	1	-
William A Swartman	1	-	1	1	-
William B Holmes	1	-	1	1	-
William D Gorman & Harriet W Gorman	1	-	1	1	-
William E Griess Jr	1	-	1	1	-
William F Mount	1	-	1	1	-
William G Moller	1	-	1	1	-
William H Reynolds & Ann Jane Reynolds	1	-	1	1	-
William J Davis	1	-	1	1	-
William Jerchau	1	-	1	1	-
William L Garrott	1	-	1	1	-
William M Burr	1	-	1	1	-
William P Murchison Cust FBO Robert B Hunt	1	-	1	1	-
William R Overfield	1	-	1	1	-
William Strauss Cust FBO Barry Strauss	1	-	1	1	-
William T Sacco	1	-	1	1	-
William W Bauer	1	-	1	1	-
William W Heath	1	-	1	1	-
Winifred D Mawhood Ross	1	-	1	1	-
Woodrow W Strickland	1	-	1	1	-
Zack Crumpton & Helen C Crumpton	1	-	1	1	-
Unknown(11)	71,759	-	71,759	71,759	-

Total	500,361		500,361	500,361
* Less Than 1%

(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 30,037,744 common shares outstanding as of September 30, 2007.

(2)	Assumes the sale of all common shares offered under this prospectus.

(3)	Allen Gelbard is the person with voting and dispositive power of AB Investments, Inc.

(4)	The Estate of Richard G. Babbit is the entity with voting and dispositive power of the CB Family Trust.

(5)	Christopher Dietrich is the person with voting and dispositive power of Dietrich & Associates.

(6)	CJ Newman is the person with voting and dispositive power of Mid America Capital Corp.

(7)	Richard Hull is the person with voting and dispositive power of The Metaphase Group.

(8)	Jeff Rose is the person with voting and dispositive power of The Rose Group.

(9)	William E. Kearney is the person with voting and dispositive power of the 1988 Childrens Trust.

(10)	The shares are subject to an administrative hold by Regal One Corporation.

(11)	The shares are held in street name.

Selling Shareholders previously included in Registration Statement No. 333-142451 filed on form SB-2 and declared effective on May 4, 2007

		Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
Selling Shareholder		Common Shares	Warrants Shares	Amount	% of Class	Shares being registered	Amount	% of Class
JMG Capital Partners, L.P.	(2)(5)	150,000	75,000	225,000	*	225,000	-	-
JMG Triton Offshore Fund, Ltd.	(2)(5)	150,000	75,000	225,000	*	225,000	-	-
MM & B Holdings, a California general partnership	(2)(6)	400,000	200,000	600,000	2.0	600,000	-	-
Apex Investment Fund, Ltd.	(2)(7)	200,000	100,000	300,000	*	300,000	-	-
IRA FBO J. Steven Emerson Rollover Account II Pershing LLC as Custodian	(2)(8)	180,000	90,000	270,000	*	270,000	-	-
W. Robert Ramsdell & Majorie F. Ramsdell TTEE Ramsdell Family Trust DTD 7/7/94	(2)(9)	40,000	20,000	60,000	*	60,000	-	-
TRW Capital Growth Fund, LP	(2)(10)	60,000	30,000	90,000	*	90,000	-	-
The Jay Goldman Master Limited Partnership	(2)(11)	80,000	40,000	120,000	*	120,000	-	-
Woodmont Investments	(2)(11)	80,000	40,000	120,000	*	120,000	-	-
Newberg Family Trust UTD 12/18/90	(2)(12)	160,000	80,000	240,000	*	240,000	-	-
Bristol Investment Fund, Ltd.	(2)(13)	400,000	200,000	600,000	2.0	600,000		-
The Muhl Family Trust, Philip E. Muhl & Kristin A. Muhl TTEES DTD 10-11-95	(2)(14)	40,000	20,000	60,000	*	60,000	-	-

Charles B. Runnels Family Trust DTD 10-14-93, Charles B Runnels & Amy Jo Runnels TTEES	(2)(15)	10,000	5,000	15,000	*	15,000	-	-
John W. Galuchie Jr. & Marianne C. Galuchie TTEES Galuchie Living Trust DTD 9-11-00	(2)(16)	4,000	2,000	6,000	*	6,000	-	-
Steven B. Dunn	(2)	100,000	50,000	150,000	*	150,000	-	-
Andrew Lessman	(3)	400,000	200,000	600,000	2.0	600,000	-	-
T.R. Winston & Company, LLC	(4)(17)(18)		294,480	294,480	*	294,480	-	-
Total		2,454,000	1,521,480	3,975,480	-	3,975,480	-	-

* Less Than 1%

(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 30,037,744 common shares outstanding as of September 30, 2007.

(2)
On March 15, 2007, pursuant to a securities purchase agreement dated March 15, 2007, we completed a private placement of 2,054,000 units. The units were priced at $2.50 each and resulted in gross proceeds to the Company of $5,135,000.00. The units consisted of: 1 common stock; and ½ common stock purchase warrant. The investors also received certain registration rights with regard to the underlying securities. The exercise price of the warrants is $3.00.

(3)	On March 27, 2007, we sold an additional 400,000 units which resulted in gross proceeds to the Company of $1,000,000 pursuant to our March 15, 2007 private placement in.

(4)
In connection with our March 15 and 27, 2007 private placements, we issued T.R. Winston & Company, LLC, our placement agent in the transactions, an aggregate of 294,480 warrants to purchase common stock.

(5)	Jon Glaser has dispositive power with respect to the securities to be offered for resale.

(6)	Bryan Ezralow has dispositive power with respect to the securities to be offered for resale.

(7)	Susan Fairhurst has dispositive power with respect to the securities to be offered for resale.

(8)	J. Steven Emerson has dispositive power with respect to the securities to be offered for resale.

(9)	W. Robert Ramsdell has dispositive power with respect to the securities to be offered for resale.

(10)	G. Tyler Runnels has dispositive power with respect to the securities to be offered for resale.

(11)	Jay Goldman has dispositive power with respect to the securities to be offered for resale.

(12)	Bruce Newbert has dispositive power with respect to the securities to be offered for resale.

(13)
Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(14)	Philip Muhl has dispositive power with respect to the securities to be offered for resale.

(15)	Charles B. Runnels has dispositive power with respect to the securities to be offered for resale.

(16)	John W. Galuchie, Jr. has dispositive power with respect to the securities to be offered for resale.

(17)	G. Tyler Runnels has dispositive power with respect to the securities to be offered for resale.

(18)	T.R. Winston & Company, LLC has acted as the Company’s placement agent with respect to its March 2006 and March 2007 offerings.

PLAN OF DISTRIBUTION

Each selling shareholder (the “Selling Shareholder”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter bulletin board or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Sharehlolders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Sharholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

TRANSFER AGENT

The transfer agent for our common shares is American Stock Transfer, 59 Maiden Lane, Plaza Level, New York, NY 10038. We act as our own transfer agent with regard to our outstanding common share purchase options and warrants.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by The Law Offices of Raul Silvestre & Associates, Los Angeles, California.

EXPERTS

Our financial statements for the period of January 1, 2005 through December 31, 2005 and the related condensed consolidated statements of operations, shareholders' deficit and cash flows for such period incorporated by reference in this Prospectus and registration statement have been audited by George Brenner, independent registered public accountant, as set forth on this report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. George Brenner has no interest in the shares being registered in this filing.

Our financial statements for the period of January 1, 2006 through December 31, 2006 and the related condensed consolidated statements of operations, shareholders' deficit and cash flows for such period incorporated by reference in this Prospectus and registration statement have been audited by David Banerjee, independent registered public accountant, as set forth on this report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. David Banerjee has no interest in the shares being registered in this filing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement to register the securities offered by this prospectus under the Securities Act. This prospectus is part of that registration statement, but omits certain information contained in the registration statement, as permitted by SEC rules. For further information with respect to our Company and this offering, reference is made to the registration statement and the exhibits and any schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if the document is filed as an exhibit, reference is made to the copy of the document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference. You may obtain copies of the registration statement, including exhibits, as noted in the paragraph below or by writing or telephoning us at:

NEURALSTEM, INC
9700 Great Seneca Highway,
Rockville, Maryland 20850
Attn: Chief Financial Officer
Tel : (301) 366-4841

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also inspect reports, proxy statements and other information about us at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K). These documents contain important information about us and our financial condition.

•	The Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on April 2, 2007;

•	Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 with the SEC on May 15, 2007, August 14, 2007, and November 13, 2007respectively;

•	Current Reports on Form 8-K filed with the SEC on: January 8, February 2, March 16, March 27, April 10, April 25, May 21, May 30, June 6, June 27, August 27, and September 21, 2007, as amended; and

•	Form 8-A12B filed with the SEC on August 24, 2007.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: NEURALSTEM, INC, 9700 Great Seneca Highway, Rockville, Maryland 20850 Attn: Chief Financial Officer Tel : (301) 366-4841